Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Second Quarter Results

Updates 2023 Financial Guidance and Long-term targets

Second Quarter Revenue of $103.2 million, up 6% Year-over-Year; Net Income of $89.8 million; and Adjusted EBITDA(1) of $44.1 million, up 7% Year-Over-Year

BROOMFIELD, CO - August 7, 2023 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended June 30, 2023.

Q2 2023 Highlights

•
Total revenue of $103.2 million increased 6% compared to Q2 2022.
o
Record service revenue of $79.1 million increased 8% compared to Q2 2022 and 1% compared to Q1 2023.
o
Equipment revenue of $24.2 million decreased 2% compared to Q2 2022 and increased 20% compared to Q1 2023.
•
AVANCE equipment units shipped totaled 277, a decrease of 11% compared to Q2 2022 and an increase of 24% compared to Q1 2023.
•
Total ATG aircraft online (“AOL”) reached 7,064, an increase of 6% compared to Q2 2022 and increased 0.3% compared to Q1 2023.
•
Total AVANCE AOL grew to 3,598, an increase of 24% compared to Q2 2022 and 4% compared to Q1 2023. AVANCE units comprised approximately 51% of total AOL as of June 30, 2023, up from 43% as of June 30, 2022.
o
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,371 increased 1% compared to Q2 2022 and decreased 1% compared to Q1 2023.
•
Income before income taxes of $26.0 million increased 15% compared to $22.7 million in Q2 2022. Net income of $89.8 million, which includes an income tax benefit of $63.8 million, increased from $22.0 million in Q2 2022.
o
Diluted earnings per share was $0.67, of which $0.48 was related to the income tax benefit, compared to $0.17 in Q2 2022.
•
Adjusted EBITDA(1) of $44.1 million, which includes approximately $2.5 million of operating expenses related to Gogo Galileo, increased 7% compared to Q2 2022 and 11% compared to Q1 2023.
•
Cash provided by operating activities of $15.6 million in Q2 2023 decreased from $26.4 million in the prior year period.
o
Free Cash Flow(1) was $13.3 million in Q2 2023 a decrease from $15.5 million in the prior-year period.
o
Cash, cash equivalents and short-term investments totaled $97.2 million as of June 30, 2023 compared to $188.0 million as of March 31, 2023 primarily driven by our $100 million Term Loan principal paydown partially offset by cash generated from operating activities.

"We are in a two-year investment cycle to take advantage of new technologies like 5G, LEO satellite and LTE to deliver order-of-magnitude improvements in network speed and coverage for our customers, grow our addressable market by 50%, and strengthen our competitive position," said Oakleigh Thorne, Chairman and CEO. "We expect to see the payback for these investments to start in 2025 and drive substantial returns for shareholders in the latter half of the decade."

"Gogo’s long-term targets of approximately 15-17% revenue growth and $150 million to $200 million of Free Cash Flow in 2025 underscore our strong outlook for new products, Gogo 5G and Gogo Galileo, in an underpenetrated global market," said Jessi Betjemann, Executive Vice President and CFO. "We expect to continue to strengthen our balance sheet while investing in our key growth initiatives."

2023 Financial Guidance and Long-Term Financial Targets

The Company provides the following guidance for 2023, which now include the impact of the Federal Communications Commission's Secure and Trusted Communications Networks Reimbursement Program ("FCC Program"). References below to prior guidance have not been adjusted for the impact of the FCC Program.

•
Total revenue in the range of $410 million to $420 million versus prior guidance in the range of $440 million to $455 million.
•
Adjusted EBITDA(1) of $150 million to $160 million (no change from prior guidance) reflecting operating expenses of approximately $20 million for strategic and operational initiatives including Gogo 5G and Gogo Galileo and $10 million for costs incurred offset by an expected benefit for the same value of reimbursement accrual related to the FCC Program.
•
Free Cash Flow(1) of $60 million to $70 million versus prior guidance of $80 million to $90 million due to the impact of the FCC Program including increased inventory purchases and expected lag of FCC reimbursements.
•
Capital expenditures at the low end of the previously provided range of $30 million to $40 million including $12 million for the Gogo 5G program and $3 million related to the FCC Program.

The Company provides the following long-term financial targets:

•
Revenue growth at a compound annual growth rate of approximately 15%-17% from 2022 through 2027 versus the prior target of approximately 17%. The Company continues to expect that Gogo Galileo will contribute revenue beginning in 2025.
•
Annual Adjusted EBITDA Margin(1) in the mid-40% range by 2027 (no change from prior long-term target).
•
Free Cash Flow(1) in the range of $150 million to $200 million in 2025, without the effect of the FCC program, and growing thereafter. The FCC Program is expected to positively impact Free Cash Flow in 2025. This compares to the prior target of more than $200 million, excluding the effect of the FCC Program, and growing thereafter.

The Company’s 2023 financial guidance and long-term financial targets include Gogo 5G, Gogo Galileo and the impact of the FCC Program.

(1)
See “Non-GAAP Financial Measures” below

Conference Call

The Company will host its second quarter conference call on August 7, 2023 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at http://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please click on the below link to retrieve your unique conference ID to use to access the earnings call:

https://register.vevent.com/register/BI5dcc68618e8a42ddb898febcb4bd0c81

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below, and we refer to Adjusted EBITDA Margin in our discussion of long-term baseline targets above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2023, Adjusted EBITDA Margin for fiscal 2027 and Free Cash Flow for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; the impact of competition; our reliance on third parties for equipment components and services; the impact of global supply chain and logistics issues and increasing inflation; our ability to expand our business outside of the United States; our ability to recruit, train and retain highly skilled employees; the impact of pandemics or other outbreaks of contagious diseases, including the COVID-19 pandemic, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of increased attention to climate change, ESG matters and conservation measures; our ability to evaluate or pursue strategic opportunities; our ability to develop and deploy Gogo 5G, Global Broadband or other next generation technologies and the timing thereof; our ability to maintain our rights to use our licensed 3Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services;

our ability to protect our intellectual property rights; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of the internet and conflict minerals; our possession and use of personal information; risks associated with participation in the FCC Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of our substantial indebtedness; limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023 and in our quarterly reports on Form 10-Q as filed with the SEC on May 3, 2023 and August 7, 2023.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of June 30, 2023, Gogo reported 3,598 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 7,064 aircraft flying with its ATG systems onboard, and 4,433 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Service revenue	$79,062	$73,064	$157,561	$143,731
Equipment revenue	24,159	24,772	44,257	46,855
Total revenue	103,221	97,836	201,818	190,586
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	16,819	15,752	33,616	30,386
Cost of equipment revenue (exclusive of amounts shown below)	17,537	16,868	35,663	31,149
Engineering, design and development	9,226	7,952	17,105	13,358
Sales and marketing	7,856	6,068	14,733	12,299
General and administrative	13,199	15,357	27,398	28,815
Depreciation and amortization	4,539	3,499	7,330	7,290
Total operating expenses	69,176	65,496	135,845	123,297
Operating income	34,045	32,340	65,973	67,289
Other expense (income):
Interest income	(1,971)	(194)	(3,887)	(241)
Interest expense	7,806	9,772	16,782	20,661
Loss on extinguishment of debt	2,224	—	2,224	—
Other (income) expense, net	(36)	43	(5)	17
Total other expense	8,023	9,621	15,114	20,437
Income before income taxes	26,022	22,719	50,859	46,852
Income tax (benefit) provision	(63,827)	702	(59,439)	2,639
Net income	$89,849	$22,017	$110,298	$44,213

Net income attributable to common stock per share:
Basic	$0.69	$0.18	$0.85	$0.38
Diluted	$0.67	$0.17	$0.83	$0.35
Weighted average number of shares:
Basic	129,814	123,252	129,467	117,375
Diluted	133,228	134,718	133,407	134,474

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$97,200	$150,550
Short-term investments	—	24,796
Total cash, cash equivalents and short-term investments	97,200	175,346
Accounts receivable, net of allowances of $1,943 and $1,778, respectively	50,587	54,210
Inventories	60,250	49,493
Prepaid expenses and other current assets	48,723	45,100
Total current assets	256,760	324,149
Non-current assets:
Property and equipment, net	103,711	104,595
Intangible assets, net	51,122	49,509
Operating lease right-of-use assets	72,467	75,261
Other non-current assets, net of allowances of $513 and $501, respectively	37,456	43,355
Deferred income taxes	223,997	162,657
Total non-current assets	488,753	435,377
Total assets	$745,513	$759,526
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$17,346	$13,646
Accrued liabilities	35,938	60,056
Deferred revenue	1,877	3,418
Current portion of long-term debt	7,250	7,250
Total current liabilities	62,411	84,370
Non-current liabilities:
Long-term debt	590,051	690,173
Non-current operating lease liabilities	75,963	79,241
Other non-current liabilities	7,876	7,611
Total non-current liabilities	673,890	777,025
Total liabilities	736,301	861,395
Stockholders’ equity (deficit)
Common stock	14	14
Additional paid-in capital	1,391,692	1,385,933
Accumulated other comprehensive income	25,152	30,128
Treasury stock, at cost	(158,375)	(158,375)
Accumulated deficit	(1,249,271)	(1,359,569)
Total stockholders’ equity (deficit)	9,212	(101,869)
Total liabilities and stockholders’ equity (deficit)	$745,513	$759,526

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2023	2022
Operating activities:
Net income	$110,298	$44,213
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,330	7,290
Loss on asset disposals, abandonments and write-downs	235	114
Provision for expected credit losses	565	498
Deferred income taxes	(59,686)	2,540
Stock-based compensation expense	10,494	9,411
Amortization of deferred financing costs and interest rate caps	1,533	1,777
Accretion of debt discount	219	231
Loss on extinguishment of debt	2,224	—
Changes in operating assets and liabilities:
Accounts receivable	3,070	(7,270)
Inventories	(10,757)	(8,567)
Prepaid expenses and other current assets	(15,148)	(79)
Contract assets	(473)	(2,748)
Accounts payable	4,000	858
Accrued liabilities	(7,185)	(2,043)
Deferred revenue	(1,534)	(318)
Accrued interest	(9,728)	(164)
Other non-current assets and liabilities	(1,316)	(1,503)
Net cash provided by operating activities	34,141	44,240
Investing activities:
Purchases of property and equipment	(10,406)	(17,481)
Acquisition of intangible assets—capitalized software	(2,956)	(2,469)
Proceeds from interest rate caps	12,489	—
Redemptions of short-term investments	49,524	—
Purchases of short-term investments	(24,728)	—
Net cash provided by (used in) investing activities	23,923	(19,950)
Financing activities:
Payments on term loan	(103,625)	(3,625)
Payments on financing leases	(97)	(103)
Stock-based compensation activity	(7,747)	(2,515)
Net cash used in financing activities	(111,469)	(6,243)
Effect of exchange rate changes on cash	55	8
(Decrease) increase in cash, cash equivalents and restricted cash	(53,350)	18,055
Cash, cash equivalents and restricted cash at beginning of period	150,880	146,268
Cash, cash equivalents and restricted cash at end of period	$97,530	$164,323
Cash, cash equivalents and restricted cash at end of period	$97,530	$164,323
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$97,200	$163,993
Supplemental cash flow information:
Cash paid for interest	$39,759	$19,680
Cash paid for taxes	370	112
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$6,253	$13,089

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Aircraft online (at period end)
ATG	7,064	6,654	7,064	6,654
Narrowband satellite	4,433	4,462	4,433	4,462
Average monthly connectivity service revenue per aircraft online
ATG	$3,371	$3,328	$3,380	$3,324
Narrowband satellite	292	257	298	246
Units sold
ATG	277	310	500	556
Narrowband satellite	43	32	92	101
Average equipment revenue per unit sold (in thousands)
ATG	$73	$67	$72	$70
Narrowband satellite	50	73	52	55

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.
•
Narrowband satellite aircraft online. We define narrowband satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per narrowband satellite aircraft online. We define average monthly connectivity service revenue per narrowband satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per narrowband satellite unit sold. We define average equipment revenue per narrowband satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2023	2022	2023 over 2022	2023	2022	2023 over 2022
Service revenue	$79,062	$73,064	8.2%	$157,561	$143,731	9.6%
Equipment revenue	24,159	24,772	(2.5)%	44,257	46,855	(5.5)%
Total revenue	$103,221	$97,836	5.5%	$201,818	$190,586	5.9%

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2023	2022	2023 over 2022	2023	2022	2023 over 2022
Cost of service revenue (1)	$16,819	$15,752	6.8%	$33,616	$30,386	10.6%
Cost of equipment revenue (1)	$17,537	$16,868	4.0%	$35,663	$31,149	14.5%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2023	2022	2023	2022	2023
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$89,849	$22,017	$110,298	$44,213	$20,449
Interest expense	7,806	9,772	16,782	20,661	8,976
Interest income	(1,971)	(194)	(3,887)	(241)	(1,916)
Income tax (benefit) provision	(63,827)	702	(59,439)	2,639	4,388
Depreciation and amortization	4,539	3,499	7,330	7,290	2,791
EBITDA	36,396	35,796	71,084	74,562	34,688
Stock-based compensation expense	5,453	5,404	10,494	9,411	5,041
Loss on extinguishment of debt	2,224	—	2,224	—	—
Adjusted EBITDA	$44,073	$41,200	$83,802	$83,973	$39,729

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$15,627	$26,374	$34,141	$44,240	$18,514
Consolidated capital expenditures (1)	(8,766)	(10,895)	(13,362)	(19,950)	(4,596)
Proceeds from interest rate caps (1)	6,402	—	12,489	—	6,087
Free cash flow	$13,263	$15,479	$33,268	$24,290	$20,005

(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2023 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$65	$85
Consolidated capital expenditures	(30)	(40)
Proceeds from interest rate caps	25	25
Free cash flow	$60	$70

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense and (ii) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the infrequently occurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from our interest rate caps, less purchases of property and equipment. We believe that Free Cash Flow provides meaningful information regarding our liquidity.